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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Newfield Exploration Company

(Name of Registrant as Specified In Its Charter)

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NEWFIELD EXPLORATION COMPANY
Houston, Texas
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 4, 2006
     To the stockholders of Newfield Exploration Company:
     Our 2006 annual meeting of stockholders will be held at 11:00 a.m., Central Daylight Time, on Thursday, May 4, 2006, in the Joe B. Foster Employee Communications Room, fourth floor, 363 N. Sam Houston Parkway E., Houston, Texas, for the following purposes:
(1)	to elect thirteen directors to serve until our 2007 annual meeting of stockholders;

(2)	to approve the First Amendment to Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan;

(3)	to approve the Second Amendment to Newfield Exploration Company 2001 Employee Stock Purchase Plan;

(4)	to ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the year ending December 31, 2006; and

(5)	to transact such other business as may properly come before such meeting or any adjournment thereof.
     The close of business on March 7, 2006, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting or any adjournment thereof.
     You are cordially invited to attend the meeting.
By order of the Board of Directors,
Terry W. Rathert
Secretary
March 14, 2006

YOUR VOTE IS IMPORTANT

You are urged to vote your shares via the Internet, our toll-free telephone number or by signing, dating and promptly returning your proxy in the enclosed envelope.

APPENDICES:
Appendix A — First Amendment to Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan
Appendix B — Second Amendment to Newfield Exploration Company 2001 Employee Stock Purchase Plan

NEWFIELD EXPLORATION COMPANY
363 N. Sam Houston Parkway E.
Suite 2020
Houston, Texas 77060
(281) 847-6000
www.newfield.com
PROXY STATEMENT
For the 2006 Annual Meeting of Stockholders
     This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Newfield Exploration Company to be voted at Newfield’s 2006 annual meeting of stockholders to be held at 11:00 a.m., Central Daylight Time, on May 4, 2006, in the Joe B. Foster Employee Communications Room, fourth floor, 363 N. Sam Houston Parkway E., Houston, Texas or at any adjournment thereof. This proxy statement and the form of proxy/voting instruction card will be first mailed, given or otherwise made available to stockholders on or about March 17, 2006.
ABOUT THE MEETING
What is the purpose of the meeting?
     The purpose of the meeting is to:
•	elect thirteen directors;

•	approve the First Amendment to Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan;

•	approve the Second Amendment to Newfield Exploration Company 2001 Employee Stock Purchase Plan;

•	ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for the year ending December 31, 2006; and

•	transact such other business as may properly come before the meeting or any adjournment thereof.
Am I entitled to vote at the meeting?
     Only stockholders of record on March 7, 2006, the record date for the meeting, are entitled to receive notice of and to vote at the meeting.
What are my voting rights as a stockholder?
     Stockholders are entitled to one vote for each share of our common stock that they owned as of the record date. Stockholders may not cumulate their votes in the election of directors.
How do I vote?
     Stockholders may vote at the meeting in person or by proxy. Proxies validly delivered by stockholders (by Internet, telephone or mail as described below) and timely received by us will be voted in accordance with the instructions contained therein. If a stockholder’s proxy/voting instruction card gives no instructions, it will be voted in accordance with the recommendation of our Board of Directors.

     There are three ways to vote by proxy:
•	By Internet: Visit the website http://www.voteproxy.com and follow the on-screen instructions. To vote your shares, you must use the control number printed on your proxy/voting instruction card. Website voting is available 24 hours a day, seven days a week, and will be accessible UNTIL 11:59 p.m., Eastern Daylight Time, on May 3, 2006;

•	By Telephone: Call toll-free 1-800-PROXIES (1-800-776-9437). To vote your shares, you must use the control number printed on your proxy/voting instruction card. Telephone voting is accessible 24 hours a day, seven days a week, UNTIL 11:59 p.m., Eastern Daylight Time, on May 3, 2006; or

•	By Mail: Mark your proxy/voting instruction card, date and sign it and return it in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy/voting instruction card to Newfield Exploration Company, c/o American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10273-0923.
IF YOU VOTE BY INTERNET OR TELEPHONE, YOU NEED
NOT RETURN YOUR PROXY/VOTING INSTRUCTION CARD.
Can I change my vote?
     Yes. A stockholder may revoke or change a proxy before the proxy is exercised by filing with our Secretary a notice of revocation, delivering to us a new proxy or by attending the meeting and voting in person. Stockholders who vote by telephone or the Internet may change their votes by re-voting by telephone or the Internet within the time periods listed above. A stockholder’s last timely vote, including via the Internet or telephone, is the one that will be counted.
What constitutes a quorum?
     Stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast must be present at the meeting in person or by proxy to constitute a quorum for the transaction of business. At the close of business on March 7, 2006, the record date, there were 128,515,319 shares of our common stock outstanding.
What are your Board’s recommendations?
     Our Board recommends a vote:
•	“FOR” each of the thirteen nominees proposed for election as directors;

•	“FOR” approval of the First Amendment to Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan;

•	“FOR” approval of the Second Amendment to Newfield Exploration Company 2001 Employee Stock Purchase Plan; and

•	“FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants for the year ending December 31, 2006.
If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.
What vote is required to approve each proposal?
     The thirteen nominees for election as directors who receive the greatest number of votes will be elected directors. Withheld votes and abstentions will have no effect on the outcome of the election.
     Approval of the amendment to the Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan and the amendment to the Newfield Exploration Company 2001 Employee Stock Purchase Plan require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote against approval. Under NYSE rules, brokers that do not receive instructions from their customers cannot vote on either of these proposals.
     Approval of the ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants for 2006 requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote against ratification.
Other Information
     A copy of our annual report for the year ended December 31, 2005 accompanies this proxy statement. No material contained in our annual report is to be considered a part of the proxy solicitation material.
     We will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of our common stock. The costs of the solicitation will be borne by us.

ITEM 1.
ELECTION OF DIRECTORS
Nominees for Directors
     The Nominating & Corporate Governance Committee of our Board has nominated the thirteen persons named below for election as directors at our 2006 annual meeting of stockholders. If elected, each director will serve until our 2007 annual meeting of stockholders and thereafter until his or her successor has been elected and qualified. Unless instructions to the contrary are given, all properly executed and delivered proxies will be voted for the election of these thirteen nominees as directors. If any nominee is unable to serve, the proxy holders will vote for such other person as may be nominated by the Nominating & Corporate Governance Committee.

		Director
Nominees	Principal Occupation and Directorships	Since	Age(1)
David A. Trice	Chairman, President and Chief Executive Officer of Newfield; Director, Hornbeck Offshore Services, Inc., Grant Prideco Inc. and New Jersey Resources Corporation	2000	57

David F. Schaible	Executive Vice President – Operations and Acquisitions of Newfield	2002	45

Howard H. Newman	Vice Chairman and Senior Advisor of Warburg Pincus LLC; Director, ADVO, Inc.	1990	58

Thomas G. Ricks	Chief Investment Officer of H&S Ventures L.L.C.	1992	52

C. E. (Chuck) Shultz	Chairman and Chief Executive Officer of Dauntless Energy Inc.; Chairman of Canadian Oil Sands Ltd.; Director, Enbridge Inc.	1994	66

Dennis R. Hendrix	Retired Chairman of PanEnergy Corp; Director, Allied Waste Industries, Inc., Duke Energy Corporation and Grant Prideco Inc.	1997	66

Philip J. Burguieres	Chief Executive Officer of EMC Holdings, LLC; Vice Chairman of Houston Texans; Chairman Emeritus, Weatherford International, Inc.	1998	62

John Randolph Kemp III	Retired President, Exploration Production, Americas of Conoco Inc.	2003	61

J. Michael Lacey	Retired Senior Vice President – Exploration and Production of Devon Energy Corporation	2004	60

Joseph H. Netherland	Chairman, President and Chief Executive Officer of FMC Technologies, Inc.	2004	59

J. Terry Strange	Retired Vice Chairman of KPMG, LLP; Director, BearingPoint, Inc., Compass Bancshares, Inc., Group 1 Automotive, Inc. and New Jersey Resources Corporation	2004	62

Pamela J. Gardner	President, Business Operations of Houston McLane Company d/b/a Houston Astros Baseball Club	2005	49

Juanita F. Romans	Senior Vice President of Memorial Hermann Healthcare System and Chief Executive Officer of Memorial Hermann Hospital	2005	55

(1)	As of February 28, 2006.

     Each of the director nominees has been engaged in the principal occupation set forth opposite his or her name for the past five years except as follows:
     Mr. Trice was named Chairman of the Board of our company in September 2004.
     Mr. Schaible was promoted from Vice President to Executive Vice President of our company in November 2004.
     Mr. Newman was a general partner of Warburg, Pincus & Co. from January 1987 to April 2005.
     Mr. Ricks served as President and Chief Executive Officer of the University of Texas Investment Management Company from March 1996 until he was named to his present position in May 2001.
     Mr. Lacey retired from Devon Energy Corporation in February 2004. Throughout his 15 years with Devon, Mr. Lacey directed Devon’s worldwide exploration and production effort.
     Mr. Netherland was elected Chairman of FMC Technologies, Inc. in December 2001.
     Mr. Strange retired from KPMG, LLP in 2002 after a 34-year career with the accounting firm.
     Ms. Gardner was Senior Vice President of Sales and Marketing of the Houston Astros prior to her promotion to her present position in August 2001.
     Ms. Romans was Vice President and Chief Operating Officer of Memorial Hermann Hospital prior to her promotion to her present positions in January 2003. Prior to joining Memorial Hermann in May 2001, she was an executive vice president with Evanston Northwestern Healthcare.

Security Ownership of Certain Beneficial Owners and Management
     The following table sets forth beneficial ownership information, unless otherwise indicated, as of February 28, 2006 with respect to (i) each person known by us to own beneficially 5% or more of the outstanding shares of our common stock, (ii) each of the named executive officers (see “Executive Compensation”), (iii) each of our directors and (iv) all of our executive officers and directors as a group.

	Beneficial Ownership(1)
Name of Beneficial Owner	Shares	Percent
Capital Research and Management Company(2)	13,644,000	10.6%
David A. Trice	584,918	*
David F. Schaible	304,940	*
Elliott Pew	210,636	*
Terry W. Rathert	281,579	*
William D. Schneider	130,136	*
Philip J. Burguieres	15,362	*
Dennis R. Hendrix	25,900	*
John Randolph Kemp III	5,352	*
J. Michael Lacey	1,840	*
Joseph H. Netherland	1,840	*
Howard H. Newman(3)	174,434	*
Thomas G. Ricks	7,068	*
C. E. Shultz	16,478	*
J. Terry Strange	1,840	*
Pamela J. Gardner	844	*
Juanita F. Romans	844	*
Executive officers and directors as a group (consisting of 27 persons)	2,710,622	2.1%

*	Less than 1%

(1)	Shares are deemed to be “beneficially owned” by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any pecuniary interest in the shares, or if he or she has the right to acquire the power to vote or dispose of the shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by Messrs. Trice, Schaible, Pew, Rathert and Schneider include 186,000, 126,000, 12,000, 106,000 and 17,000 shares, respectively, that may be acquired by such persons within 60 days through the exercise of stock options. The shares owned by our executive officers and directors as a group include 789,800 shares that may be acquired by such persons within 60 days through the exercise of stock options.

(2)	All information in the table and in this note with respect to Capital Research and Management Company (CRM) is based solely on the Schedule 13G/A filed by CRM with the SEC on January 10, 2006. CRM, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 is deemed to be the beneficial owner of all of the indicated shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. CRM has sole dispositive power with respect to all of the indicated shares and voting power with respect to 6,282,200 of the indicated shares. CRM’s address is 333 South Hope Street, Los Angeles, CA 90071.

(3)	Includes 1,856 shares held by Warburg, Pincus Ventures, L.P., a Delaware limited partnership managed by Warburg Pincus LLC. Mr. Newman is a Vice Chairman and Senior Advisor of Warburg Pincus LLC. Mr. Newman disclaims beneficial ownership of these shares.

CORPORATE GOVERNANCE
     Set forth below in question and answer format is a discussion about our corporate governance policies and practices, some of which have been modified since last year’s annual meeting, and other matters relating to our Board and its committees.
General
     Have you adopted corporate governance guidelines?
     Yes, our Board has formally adopted corporate governance guidelines that address such matters as director qualification standards, director responsibilities, board committees, director access to management and independent advisors, director compensation, director orientation and continuing education, chief executive officer evaluations and management succession and performance evaluations of our Board.
     Have you adopted a code of ethics and conduct?
     Yes, our Board has formally adopted a corporate code of business conduct and ethics applicable to our directors, officers and employees. Our corporate code includes a financial code of ethics applicable to our chief executive officer, chief financial officer and controller or chief accounting officer.
     How can I view or obtain copies of your corporate governance materials?
     The guidelines and codes mentioned above as well as the charters for each significant standing committee of our Board are available on our website for viewing and printing. Go to http://www.newfield.com and then to the “Corporate Governance—Overview” tab. We also will provide stockholders with a free copy of these materials upon request. Requests may be made by mail, telephone or the Internet as follows:
Newfield Exploration Company
Attention: Investor Relations
363 N. Sam Houston Parkway E., Suite 2020
Houston, Texas 77060
(281) 405-4284
http://www.newfield.com
Board of Directors
     How many independent directors do you have? How do you determine whether a director is independent?
     Our Board has affirmatively determined that eleven of the thirteen nominees for director are “independent” as that term is defined by NYSE rules. In making this determination, our Board considered transactions and relationships between each director nominee or his or her immediate family and our company and its subsidiaries, including those reported below under “Compensation Committee Interlocks and Insider Participation” and “Interests of Management and Others in Certain Transactions.” The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, our Board affirmatively determined, based on its understanding of such transactions and relationships, that all of the directors nominated for election at the annual meeting are independent of our company under the standards set forth by the NYSE, with the exception of David A. Trice and David F. Schaible, who are management employees of our company. There is no family relationship between any of the nominees for director or between any nominee and any executive officer of our company.
     How many times did your Board meet last year?
     Our Board met in person or by conference telephone seven times during 2005.

     Did any of your directors attend fewer than 75% of the meetings of your Board and his or her assigned committees during 2005?
     No.
      Do your non-management directors and independent directors meet in executive session?
     Yes, our non-management directors and independent directors meet separately on a regular basis – usually at each regularly scheduled meeting of our Board. We have no non-management directors who are not independent. Our corporate governance guidelines provide that our independent directors will meet in executive session at least annually and more frequently as needed at the call of one or more of our independent directors. In July 2005, our Board amended our corporate governance guidelines to establish the position of “Lead Director” and elected C.E. (Chuck) Shultz to that position. Pursuant to the guidelines as amended, the Lead Director will preside at executive sessions. Prior to the amendment, the guidelines provided that the presiding director at executive sessions would be the chairperson of the Nominating & Corporate Governance Committee or such other person chosen by a vote of the directors participating in the meeting. Dennis R. Hendrix has been the chairperson of the Nominating & Corporate Governance Committee since the first adoption of our corporate governance guidelines. No other director has been chosen as the presiding director of an executive session.
     How can interested parties communicate directly with your non-management directors?
     We have established a toll-free Ethics Line so that investors, employees and other interested parties can anonymously report through a third party any practices thought to be in violation of our corporate governance policies. The Ethics Line also can be used to make concerns known to our non-management directors on a direct and confidential basis. The telephone number for the Ethics Line is 1-866-843-8694. Additional information is available on our website at http://www.newfield.com under the tab “Corporate Governance—Overview.”
     How are your directors compensated?
     Our non-employee directors are currently paid an annual fee of $30,000. The chairpersons of the Audit Committee, Compensation & Management Development Committee and Nominating & Corporate Governance Committee receive an additional annual fee of $6,000. Non-employee directors also receive a fee of $1,500 for each board meeting and for each committee meeting not held on the same day as a board meeting and a fee of $750 for each telephonic board or committee meeting. In addition, non-employee directors are paid a fee of $1,000 for each committee meeting held on the same day as a board meeting if the committee meeting lasts for a substantial period of time. For purposes of annual fees, an annual period begins on the date of our annual meeting of stockholders and ends on the date of our next annual meeting. Effective as of the annual period beginning May 4, 2006, the annual fee to non-employee directors will increase to $40,000 and the additional annual fee to the chairpersons of the Audit Committee and Compensation & Management Development Committee will increase to $15,000. Our non-employee directors were paid $486,750 in the aggregate in 2005 as compensation for serving as directors. Only non-employee directors are compensated for serving as directors. Non-employee directors also are reimbursed for out-of-pocket expenses incurred to attend board and committee meetings.
     In addition to the fees described above, pursuant to our non-employee director restricted stock plan each of our non-employee directors who is in office immediately after an annual meeting of stockholders is granted restricted shares with a market value of $30,000 based on the closing sales price of our common stock on the date of the annual meeting. In addition, each non-employee director who is appointed to our Board (not in connection with an annual meeting of stockholders) is granted restricted shares with a market value of $30,000 based on the closing sales price of our common stock on the date of appointment. With respect to all such grants, the restrictions lapse on the day before the first annual meeting of stockholders following the date of grant. An aggregate of 100,000 restricted shares were initially available for issuance pursuant to our non-employee director plan. Subject to stockholder approval at the annual meeting, our Board amended the plan on March 7, 2006 to increase the market value of restricted stock grants under the plan from $30,000 to $75,000 and to increase the total number of shares that may be granted under the plan from 100,000 to 200,000. See “Item 2 — Approval of First Amendment to Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan.”

     Each of Messrs. Burguieres, Hendrix, Kemp, Lacey, Netherland, Newman, Ricks, Shultz and Strange, Ms. Gardner and Ms. Romans were granted 844 restricted shares on May 5, 2005, the date of our 2005 annual meeting of stockholders.
Committees
     Does your Board have any standing committees?
     Yes, our Board presently has the following significant standing committees:
•	Audit Committee;

•	Compensation & Management Development Committee; and

•	Nominating & Corporate Governance Committee.
Each of these committees is composed entirely of independent directors.
     Has your Board adopted charters for each of these committees? If so, how can I view or obtain copies of them?
     Yes, our Board has adopted a charter for each of these committees. The charters are available on our website for viewing and printing. Go to http://www.newfield.com and then to the “Corporate Governance—Overview” tab. We also will provide stockholders with a free copy of the charters upon request. See “—General—How can I view or obtain copies of your corporate governance materials?” for information about requesting copies from us.
Audit Committee
     What does the Audit Committee do?
     The primary purposes of the committee are:
•	appointing, retaining and terminating our independent accountants;

•	monitoring the integrity of our financial statements and reporting processes and systems of internal control;

•	evaluating the qualifications and independence of our independent accountants;

•	evaluating the performance of our internal audit function and independent accountants; and

•	monitoring our compliance with legal and regulatory requirements.
The Audit Committee also prepares a report each year in conformity with the rules of the SEC for inclusion in our annual proxy statement.
     Who are the members of the committee?
     The committee currently consists of Pamela J. Gardner, John Randolph Kemp III, Thomas G. Ricks, Juanita F. Romans and J. Terry Strange, with Mr. Ricks serving as chairman. We do not anticipate any significant change in the composition of the committee prior to our 2007 annual meeting of stockholders. Mr. Strange also serves on the audit committees of BearingPoint, Inc., Compass Bancshares, Inc., Group 1 Automotive, Inc. and New Jersey Resources Corporation. Our Board has determined that such simultaneous service on these other audit committees and on our Audit Committee will not impair the ability of Mr. Strange to serve effectively on our Audit Committee.

     Does the committee have an audit committee financial expert?
     Yes, our Board has determined that each of Messrs. Ricks and Strange meets the qualifications of an “audit committee financial expert” as defined by the rules promulgated by the SEC.
     How many times did the committee meet last year?
     The committee held eight meetings in person or by conference telephone during 2005.
Compensation & Management Development Committee
     What does the Compensation & Management Development Committee do?
     The primary purposes of the committee are:
•	reviewing, evaluating and approving the compensation of our executive officers and other employees;

•	producing a report on executive compensation each year for inclusion in our annual proxy statement;

•	overseeing the evaluation and development of the management of our company; and

•	overseeing succession planning for our chief executive and other senior executive officers.
     Who are the members of the committee?
     The committee currently consists of Dennis R. Hendrix, John Randolph Kemp III, J. Michael Lacey, Joseph H. Netherland and C. E. (Chuck) Shultz, with Mr. Shultz serving as chairman. We do not anticipate any significant change in the composition of the committee prior to our 2007 annual meeting of stockholders.
     How many times did the committee meet last year?
     The committee held four meetings in person or by conference telephone during 2005.
Nominating & Corporate Governance Committee
     What does the Nominating & Corporate Governance Committee do?
     The primary purposes of the committee are:
•	advising our Board about appropriate composition of the Board and its committees;

•	evaluating potential or suggested director nominees and identifying individuals qualified to be directors;

•	nominating directors for election at our annual meetings of stockholders or for appointment to fill vacancies;

•	recommending to our Board the directors to serve as members of each committee of our Board;

•	recommending to committees the individual members to serve as chairpersons of the committees;

•	approving the compensation structure for all non-employee directors;

•	advising our Board about corporate governance practices, developing and recommending appropriate corporate governance practices and policies and assisting in implementing those practices and policies;

•	overseeing the evaluation of our Board and its committees through an annual performance review; and

•	overseeing the new director orientation program and the continuing education program for all directors.

     Who are the members of the committee?
     The committee currently consists of Philip J. Burguieres, Pamela Gardner, Juanita Romans, Dennis R. Hendrix, Joseph H. Netherland, Howard H. Newman, Thomas G. Ricks and J. Terry Strange, with Mr. Hendrix serving as chairman. We do not anticipate any significant change in the composition of the committee prior to our 2007 annual meeting of stockholders.
     How many times did the committee meet last year?
     The committee held five meetings in person or by conference telephone during 2005.
     What guidelines does the committee follow when considering a director nominee for a position on your Board?
     The committee is responsible for identifying individuals qualified to become directors and for evaluating potential or suggested director nominees. Although the committee has not established written criteria or a set of specific minimum qualifications, our corporate governance guidelines provide that any assessment of a potential director nominee will include the individual’s qualification as independent, as well as consideration of his or her background, ability, judgment, skills and experience in the context of the needs of our Board. The committee is likely to consider whether a prospective nominee has relevant business or financial experience or a specialized expertise.
     Does the committee consider nominees for the Board submitted by stockholders and, if so, what are the procedures for submitting such recommendations?
     Yes, the committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Any such nominations, together with appropriate biographical information, should be submitted to the Chairman of the Nominating & Corporate Governance Committee, c/o Terry W. Rathert, Secretary, Newfield Exploration Company, 363 N. Sam Houston Pkwy. E., Suite 2020, Houston, Texas 77060.

EXECUTIVE COMPENSATION
     The following table sets forth certain information with respect to the compensation of our chief executive officer and each of our four other most highly compensated executive officers (referred to as the “named executive officers”) for the years ended December 31, 2005, 2004 and 2003.
Summary Compensation Table

					Long-Term
					Compensation Awards
						Number of
			Annual Compensation		Restricted	Securities
			Bonus		Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Current(1)	Deferred(2)	Awards(3)	Options	Compensation(4)
David A. Trice President, Chief Executive	2005	$345,833	$1,000,000	$1,500,000	$2,562,400	—	$53,886
Officer and Chairman of the	2004	320,833	594,000	1,206,000	—	—	37,757
Board	2003	296,233	550,000	550,000	1,634,000	—	30,132

David F. Schaible	2005	248,333	750,000	600,000	1,121,050	—	25,502
Executive Vice President –	2004	237,500	396,000	804,000	—	—	22,006
Operations and Acquisitions	2003	222,500	350,000	350,000	980,400	—	20,109

Elliott Pew	2005	232,500	700,000	500,000	1,121,050	—	22,627
Executive Vice	2004	217,500	297,000	603,000	—	—	19,541
President–Exploration	2003	201,769	350,000	350,000	980,400	—	17,898

Terry W. Rathert Senior Vice President, Chief	2005	235,833	650,000	450,000	1,121,050	—	33,061
Financial Officer and	2004	227,500	297,000	603,000	—	—	27,224
Secretary	2003	212,500	325,000	325,000	980,400	—	23,020

William D. Schneider	2005	193,750	600,000	400,000	640,600	—	16,057
Vice President – International	2004	186,583	123,750	251,250	—	—	16,636
	2003	181,000	112,500	112,500	490,200	—	13,870

(1)	Reflects current cash incentive compensation awards paid in February 2006, 2005 and 2004 based upon performance in 2005, 2004 and 2003, respectively, pursuant to our incentive compensation plan. See “—Compensation & Management Development Committee Report on Executive Compensation—Incentive Compensation Plan.”

(2)	Reflects deferred incentive compensation awards granted in February 2006, 2005 and 2004 based upon performance in 2005, 2004 and 2003, respectively, pursuant to our incentive compensation plan. Deferred awards are paid in four equal annual installments. See“—Compensation & Management Development Committee Report on Executive Compensation—Incentive Compensation Plan.”

(3)	The dollar value of the awards was determined by multiplying the closing price of our common stock on the NYSE on the date of grant by the number of restricted shares granted to the executive officer. At December 31, 2005, Mr. Trice held 189,000 restricted shares with a value of $9,463,230 (based on the closing price of our common stock on the NYSE on December 30, 2005 of $50.07), Mr. Schaible held 106,000 restricted shares with a value of $5,307,420, Mr. Pew held 98,000 restricted shares with a value of $4,906,860, Mr. Rathert held 105,000 restricted shares with a value of $5,257,350 and Mr. Schneider held 52,000 restricted shares with a value of $2,603,640. To the extent declared and paid, dividends will be paid on restricted shares. The 2005 restricted stock awards were granted pursuant to our 2004 omnibus stock plan and vest only if certain performance criteria are met. See “—Restricted Stock Awards” below. The 2003 restricted stock awards were granted pursuant to our 2000 omnibus stock plan and vest on the ninth anniversary of the date of grant. The awards may, however, vest earlier if the performance criteria described in the proxy statement for our 2005 annual meeting stockholder are met. On February 1, 2006, 33 1/3% of the restricted shares granted in 2003 vested.

(4)	For 2005, reflects (i) the amount we credited under our deferred compensation plan for highly compensated employees or contributed to our 401(k) plan for the benefit of the named executive officer ($28,667 for Mr. Trice, $19,867 for Mr. Schaible, $18,600 for Mr. Pew, $18,867 for Mr. Rathert and $13,563 for Mr. Schneider), (ii) premiums we paid of $270 with respect to term life insurance for the benefit of each named executive officer and (iii) “above-market” interest (as defined in SEC rules) earned on deferred awards granted under our incentive compensation plan and on compensation deferred pursuant to our deferred compensation plan for highly compensated employees ($24,949 for Mr. Trice, $5,365 for Mr. Schaible, $3,757 for Mr. Pew, $13,924 for Mr. Rathert and $2,224 for Mr. Schneider). See“—Compensation & Management Development Committee Report on Executive Compensation—Savings/Deferred Compensation Plans.”

Stock Options Granted in 2005
     No stock options were granted to the named executive officers in 2005.
Stock Option Exercises and Year-End Values
     The following table contains information with respect to the named executive officers concerning stock options exercised during 2005 and the value of unexercised options at December 31, 2005.

			Number of Securities
	Shares		Underlying Unexercised		Value of Unexercised
	Acquired		Options at		In-the-Money Options at
	on	Value	December 31, 2005		December 31, 2005(2)
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
David A. Trice	190,000	$5,839,923	170,000	40,000	$5,794,920	$1,295,280
David F. Schaible	80,000	2,760,836	116,000	24,000	4,150,560	780,440
Elliott Pew	154,000	4,610,992	4,000	20,000	128,920	647,640
Terry W. Rathert	60,000	2,012,501	96,000	24,000	3,308,560	780,440
William D. Schneider	100,000	2,904,598	10,000	15,000	326,180	487,670

(1)	The value realized upon the exercise of a stock option is equal to the difference between the closing price of our common stock on the NYSE on the date of exercise and the exercise price of the stock option multiplied by the number of shares acquired.

(2)	The value of each unexercised in-the-money stock option is equal to the difference between the closing price of our common stock on the NYSE on December 30, 2005 of $50.07 per share and the exercise price of the stock option.
Restricted Stock Awards in 2005
     In February 2005, Mr. Trice was awarded 80,000 restricted shares, Messrs. Schaible, Pew and Rathert were each awarded 35,000 restricted shares and Mr. Schneider was awarded 20,000 restricted shares under our 2004 omnibus stock plan. The value of these shares on the date of their award is reflected under “Long-Term Compensation Awards” in the Summary Compensation Table. The restricted shares vest in accordance with the following schedule:

		Percentage of Restricted
		Shares Remaining unvested
Measurement period	TSR Rank	that vest
36 Months Ending January 31, 2008	Top 7	100%
	Top 10	50%
	Top 15	33 1/3%
	Below 15	0%
48 Months Ending January 31, 2009	Top 7	100%
	Top 10	80%
	Top 15	50%
	Below 15	0%
60 Months Ending January 31, 2010	Top 7	100%
	Top 10	100%
	Top 15	100%
	Below 15	0%
     “TSR Rank” means our rank from one to one plus the number of companies and indices comprising the Qualified Peer Group for the relevant Measurement Period set forth in the schedule above with us, each such other company and each such index together ranked from best to worst based on our, each such other company’s and each such index’s Total Stockholder Return for such Measurement Period.
     “Total Stockholder Return” for a particular Measurement Period means the rate of return (expressed as a percentage) achieved with respect to our common stock, the common stock of each company in the Qualified Peer Group and each index in the Qualified Peer Group for such Measurement Period if (a) $100 were invested in our common stock, the common stock of each such company and each such index at the beginning of such Measurement Period based on the closing price of the applicable common stock or index on January 31, 2005, (b) all dividends declared with respect to a particular common stock during such Measurement Period were reinvested in such common stock as of the payment date using the closing price on such date and (c) the per share valuation of such common stock or such index at the end of such Measurement Period equaled the average closing price for the last ten trading days occurring on or before the last January 31 of such Measurement Period.
     “Qualified Peer Group” means the Dow Jones Industrial Average Index, the S&P 500 Index and each company included in the Initial Peer Group that has had its primary common equity security listed or traded on a national securities exchange or the Nasdaq National Market (or any successor thereto) throughout the relevant Measurement Period.
     “Initial Peer Group” means the following companies: Apache Corporation, Anadarko Petroleum Corporation, Burlington Resources Inc., Chesapeake Energy Corporation, Cabot Oil & Gas Corporation, Denbury Resources Inc., Devon Energy Corporation, Encana Corporation, EOG Resources, Inc., Forest Oil Corporation, Kerr-McGee Corporation, Murphy Oil Corporation, Nexen Inc., Noble Energy, Inc., Pioneer Natural Resources, Pogo Producing Company, Southwestern Energy Company, Spinnaker Exploration Company, St. Mary Land & Exploration Company, Stone Energy Corporation, Swift Energy Company, The Houston Exploration Company, Talisman Energy Inc., Ultra Petroleum Corp., Vintage Petroleum, Inc., Western Gas Resources, Inc. and XTO Energy Inc.
Equity Compensation Plans
     The table below provides information relating to our equity compensation plans as of December 31, 2005.

Number of Securities
	Number of		Remaining Available
	Securities to be		For Future Issuance
	Issued Upon		Under Compensation
	Exercise of	Weighted Average	Plans (Excluding
	Outstanding	Exercise Price of	Securities
	Options, Warrants	Outstanding Options,	Reflected In First
Plan Category	and Rights	Warrants and Rights	Column)
Equity compensation plans approved by our stockholders	6,473,159	$23.60	4,414,486
Equity compensation plans not approved by our stockholders	N/A	N/A	N/A

Total	6,473,159	$23.60	4,414,486

All of our equity compensation plans have been approved by our stockholders.
Change of Control Severance Arrangements
     Change of Control Severance Agreements. In February 2005, we entered into change of control severance agreements with eight of our executive officers: David A. Trice, David F. Schaible, Elliott Pew, Terry W. Rathert, William D. Schneider, George T. Dunn, Gary D. Packer and Lee K. Boothby. The agreements have an initial term of two or three years, with automatic daily extensions unless our Board takes action to cease the automatic extensions.
     The agreements, as amended, generally provide for a severance protection period that begins on the date of a change of control of our company and ends on the second or third anniversary of that date (certain circumstances may cause an extension of the period). During the protected period, if the executive’s employment is terminated by us without cause or by the executive for good reason, the agreement provides for the following severance benefits: (1) a lump sum cash payment equal to two or three times the sum of (a) the greater of the executive’s base salary prior to the change of control or at any time thereafter and (b) one-half of the greater of the executive’s bonus compensation for the two years ending prior to the change of control or for the two years ending prior to the executive’s termination of employment, (2) full vesting of restricted stock awards (other than those granted in February 2006) and stock options, (3) health coverage at active executive rates for two or three years (health benefits are to be offset by any health benefits the executive receives from subsequent employment and a cash payment may be made by us in lieu of providing coverage if the executive is not eligible for the coverage or if the health benefits provided would be taxable to the executive) and (4) outplacement services.

     If the payment of benefits under the agreement or otherwise results in the executive being subject to parachute payment excise taxes, we must make an additional payment to the executive in an amount such that after the payment of all income and excise taxes, the executive will be in the same net after-tax position as if no parachute payment excise taxes had been imposed. Receipt of benefits under the agreement is subject to the executive’s execution of a comprehensive release. If a dispute arises, the agreement provides for binding arbitration at our expense (unless the arbitrator provides otherwise with respect to the executive’s expenses).
     The agreements with Messrs. Trice, Schaible, Pew and Rathert provide for a three year initial term, a three year severance protection period, a three times multiplier for determining the cash severance payment and three years of health coverage, while the agreements with Messrs. Schneider, Dunn, Packer and Boothby provide for a two year initial term, a two year severance protection period, a two times multiplier for determining the cash severance payment and two years of health coverage.
     Change of Control Severance Plan. In February 2005, we adopted a change of control severance plan. The plan provides severance benefits to covered employees upon qualifying terminations of employment in connection with a change of control. The plan generally covers employees who, immediately prior to a change of control, are scheduled to work 30 or more hours per week. Each of our executive officers who is not a party to a change of control severance agreement is covered by the plan.
     The plan, as amended, generally provides for a severance protection period that begins on the date of a change of control and ends on the second anniversary of that date (certain circumstances may cause an extension of the period). During the protected period, if a covered employee’s employment is terminated by us without cause or by the employee for good reason, the plan provides for the following severance benefits: (1) a lump sum cash payment equal to (a) for certain designated employees (generally managers and technical professionals, which would include the executive officers covered by the plan), the employee’s “weekly pay” multiplied by four times his or her years of service and (b) for all other covered employees, the employee’s “weekly pay” multiplied by three times his or her years of service, with a minimum payment of two times “weekly pay” and a maximum payment of 104 times “weekly pay” in all cases and (2) full vesting of restricted stock awards (other than those granted in February 2006) and stock options. “Weekly pay” under the plan generally means the sum of the employee’s annual base salary prior to the change of control and one-half of the employee’s bonus compensation for the two years ending prior to the change of control, divided by 52. Years of service under the plan are based on an employee’s period of employment with us and our affiliates since his or her most recent date of hire, with certain designated employees (generally managers and technical professionals, which would include the executive officers covered by the plan) eligible to receive up to an additional ten years of service credit for prior industry experience and all other employees eligible to receive up to an additional five years of service credit.
     If the payment of benefits under the plan or otherwise results in an employee being subject to parachute payment excise taxes, plan benefits will be reduced so that the employee will not be subject to such excise taxes, but only if the reduction will result in a better net after-tax position for the employee than if the plan benefits had been paid in full. Severance payments under the plan are limited by under the Employee Retirement Income Security Act of 1974 to two times an employee’s “annual compensation” (as defined under Department of Labor regulations). Receipt of benefits under the plan is subject to the employee’s execution of a comprehensive release. The plan may be amended or terminated at any time prior to a change of control. After a change of control, the plan may not be terminated during the severance protection period or amended to adversely affect potential benefits under the plan.
Compensation Committee Interlocks and Insider Participation
     Messrs. Hendrix, Kemp, Netherland, Lacey and Shultz served during all of 2005 on the Compensation & Management Development Committee of our Board. There were no “interlocks” among any of the members of the committee and any of our executive officers.
     David A. Trice, our Chairman, President and Chief Executive Officer, and Susan G. Riggs, our Treasurer, are minority owners of Huffco International L.L.C. In May 1997, prior to Mr. Trice and Ms. Riggs joining us, we acquired from Huffco an entity now known as Newfield China, LDC, the owner of a 12% interest in a three field unit located on Blocks 04/36 and 05/36 in Bohai Bay, offshore China. We expect to receive 18% of production from the unit until our exploration and production costs have been recovered. Huffco retained preferred shares of

Newfield China that provide for an aggregate dividend equal to 10% of the excess of proceeds received by Newfield China from the sale of oil, gas and other minerals over all costs incurred with respect to exploration and production in Block 05/36, plus the cash purchase price we paid Huffco for Newfield China ($6.2 million). At December 31, 2005, Newfield China had approximately $45 million of unrecovered costs. As a result, no dividends have been paid to date on its preferred shares. We anticipate that Newfield China will begin paying preferred dividends in early 2007. Based on our estimate of the net present value of the reserves associated with the unit, the indirect interests (through Huffco) in Newfield China’s preferred shares held by Mr. Trice and Ms. Riggs had a net present value of approximately $225,000 and $86,000, respectively, at December 31, 2005.
Interests of Management and Others in Certain Transactions
     David A. Trice, our Chairman, President and Chief Executive Officer, and Susan G. Riggs, our Treasurer, own an indirect interest in preferred shares of Newfield China, one of our subsidiaries. See “—Compensation Committee Interlocks and Insider Participation” above.
     Philip J. Burguieres, one of our directors, also is a director of JPMorgan Chase – Houston. Affiliates of JPMorgan Chase – Houston are the agent and a lender under our revolving credit facility. We also are parties to commodity and interest rate hedge agreements with affiliates of JPMorgan Chase – Houston.
     In December 2005, we entered into a prospect generation agreement with a private equity fund and an investment vehicle formed and wholly owned by the fund (DBV). Howard H. Newman, one of our directors, is a Vice Chairman and Senior Advisor of Warburg Pincus LLC, the manager of the fund.
     The purpose of the prospect generation agreement is to identify oil and gas prospects in mutually acceptable deepwater (200 meters or deeper) offshore basins by using controlled source electromagnetic technology (CSEM). The Gulf of Mexico, the U.K. North Sea and basins offshore Brazil and Malaysia are excluded from the agreement. Under the agreement, we will provide prospect generation services for three years and DBV will reimburse us for 50% of the costs (including allocated overhead) we incur in providing the services up to a maximum of $20 million (DBV’s commitment is $10 million). Generally, we must offer DBV the opportunity to invest in all projects within the covered area. However, neither party has any obligation to proceed beyond the identification of projects. Newfield will own 66 2/3% and DBV will own 33 1/3% of any projects that are captured under this arrangement.
     We agreed, to the extent practicable, to give ElectroMagnetic GeoServices AS (EMGS), a leading provider of surveys utilizing CSEM, the opportunity to bid on all CSEM surveys obtained under our arrangement with WPD. Affiliates of Warburg Pincus LLC own a majority of the outstanding shares and Thomas G. Ricks, one of our directors, is a shareholder of EMGS.
     During 2005, we expended approximately $48,000 to provide prospect generation services under the agreement.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC rules to furnish us with copies of these reports. Based solely on our review of the copies of these reports received by us and representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that all such filing requirements were complied with during the year ended December 31, 2005.

Compensation & Management Development Committee Report on Executive Compensation
     The Compensation & Management Development Committee oversees the administration of compensation programs applicable to all employees of Newfield, including its executive officers. Executive compensation is reviewed at least annually by the Committee.
     The Committee seeks to encourage growth in long-term stockholder value through the creation and maintenance of compensation opportunities that attract and retain committed, highly qualified personnel. To achieve those goals, the Committee believes that the compensation of all employees, including executive officers, should include the following components:
•	a base salary that is competitive with (but not necessarily comparable to) compensation offered by other similar oil and gas exploration and production enterprises;

•	annual incentive compensation that is conditioned on profitability and is based on company and individual performance; and

•	equity-based incentives to better align the interests of employees with those of Newfield’s stockholders.
     The base salaries of executive officers generally are targeted below those for comparable positions in other similarly situated oil and gas companies and a substantial portion of the compensation of such executive officers (and employees in general) is provided through Newfield’s incentive compensation plan and grants of restricted stock. Newfield also encourages its employees to save for retirement by matching (subject to the limit described below) employee contributions to Newfield’s 401(k) plan and deferred compensation plan for highly compensated employees. However, Newfield does not offer defined pension benefits to any of its employees or executive officers.
     With a few exceptions, executive compensation determinations are made in February of each year. At that time, current and deferred awards under Newfield’s incentive compensation plan that relate to the prior year are approved. Any changes in base salaries also are usually approved at that time. In addition, grants (other than in connection with initial employment) of restricted shares usually are made then. Because this report addresses 2005 compensation, it necessarily must discuss some of the compensation determinations made in February 2005 (grants of restricted stock awards and increases in base salary) and some of the determinations made in February 2006 (the grant of current and deferred awards under Newfield’s incentive compensation plan).
     Incentive Compensation Plan. Newfield’s incentive compensation plan provides for the creation each calendar year of an award pool that is generally equal to 5% of Newfield’s adjusted net income (as defined in the plan) plus the revenues attributable to an overriding royalty interest (or, with the approval of the Committee, other similar promotional interests) bearing on the interest of certain third party participants. All awards are paid in cash. Awards may consist of both a current and deferred amount. Deferred awards are paid in four annual installments, each installment consisting of 25% of the deferred award, plus interest. Traditionally, a significant portion of the grants under the plan are in the form of deferred awards (33% in the aggregate and 47% for the executive officers for the 2005 plan year and 50% in the aggregate and 67% for executive officers for the 2004 plan year). This provides a significant retention tool because, with limited exceptions, employees are entitled to deferred awards only if they remain employed by Newfield through the date of payment of the awards.
     Omnibus Stock Plans. The Committee may provide equity-based compensation and incentives to employees through the award of stock options and restricted stock under Newfield’s omnibus stock plans. Historically, most new employees were granted stock options when they joined Newfield. During 2005, the Committee began to use restricted stock for this purpose. The number of shares granted depends on the level of responsibility of the employee. Beginning in 2003, stock-based compensation for executive officers has been provided through the award of restricted shares with performance-based vesting in lieu of a combination of stock options and restricted shares that vest solely or primarily upon the passage of time. More recently, the Committee also has been using restricted stock instead of options to incentivize employees who are not executive officers.
     Savings/Deferred Compensation Plans. Newfield’s 401(k) plan and deferred compensation plan for highly compensated employees allow an eligible employee to defer a portion of his or her salary or bonus on an annual basis. Newfield matches 100% of an employee’s deferral up to 8% of the employee’s salary, subject to limitations imposed by the relevant plan. Newfield’s contribution with respect to any particular employee under the deferred compensation plan for highly compensated employees is reduced to the extent that Newfield made contributions to its 401(k) plan on behalf of that employee.
     Tax Deductibility Considerations. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for compensation paid to its chief executive officer or any of its four other most highly compensated executive officers to the extent that the compensation of any of such officers exceeds $1 million in any calendar year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met.
     The Committee considers its primary goal to be the design of compensation strategies that further the best interests of Newfield and its stockholders. To the extent not inconsistent with that goal, the Committee attempts where practical to use compensation policies and programs that preserve the deductibility of compensation expense. Stock options and the restricted stock granted in 2005 and 2006 under Newfield’s stock plans are designed to qualify as performance-based compensation. However, the restricted stock granted in 2003 and all of the awards under Newfield’s incentive compensation plan do not qualify as performance-based compensation for purposes of Section 162(m).
     Executive Compensation. In late 2005, the Committee retained a consulting firm to perform a comprehensive evaluation of the compensation of Newfield’s top four executive officers and their counterparts at a group of peer companies. The consultants also provided the Committee with recommendations and advice in connection with the Committee’s compensation decisions in February 2006. Specific actions taken by the Committee regarding 2005 executive compensation are summarized below.
     Base Salary. Annual salary adjustments for Newfield’s executive group are based on peer group information, general levels of market salary increases, cost of living adjustments, individual performance and Newfield’s overall financial and operating results, without any specific relative weight assigned to any of these factors.
     Incentive Compensation Awards. Awards granted under Newfield’s incentive compensation plan to the named executive officers in February 2006 for the 2005 performance period are presented under “Bonus” in the Summary Compensation Table. The allocation of the available pool among employees was based upon an employee’s impact on 2005 results (weighted approximately 50%) and overall value to Newfield (including some consideration of future expectations) (weighted approximately 50%). The Committee established awards for each of the executive officers after hearing the recommendations of Newfield’s chief executive officer and the outside consultants. Based on these recommendations, about 42% of the grants to the other named executive officers were in the form of deferred awards.
     Stock Plans. In February 2005, each of Messrs. Schaible, Rathert and Pew were awarded 35,000 restricted shares and Mr. Schneider was awarded 20,000 restricted shares pursuant to Newfield’s 2004 omnibus stock plan. The value of these shares on the date of their award is reflected under “Long-Term Compensation Awards” in the Summary Compensation Table. Also see “—Restricted Stock Awards” above. These actions were taken to provide these executive officers with further incentive with respect to Newfield’s future performance, to further align their interests with those of Newfield’s stockholders and to reward them for their contribution to Newfield’s performance in 2004.
     Chief Executive Officer Compensation. Newfield’s compensation philosophy for its chief executive officer is to provide a base salary that is on the low end of the range paid by Newfield’s peer group, annual incentive compensation conditioned on profitability and based upon corporate and individual performance and equity-based incentives such as restricted stock. Specific actions taken by the Committee regarding Mr. Trice’s compensation for the 2005 performance year are summarized below.
     Base Salary. Mr. Trice’s annual base salary was increased from $325,000 to $350,000 in February 2005 primarily as a cost of living adjustment.
     Incentive Compensation Plan. In February 2006, Mr. Trice received a $1,000,000 current award and a $1,500,000 deferred award for the 2005 performance period pursuant to Newfield’s incentive compensation plan.

These awards were based on Mr. Trice’s level of responsibility, his relative contribution to Newfield’s performance in 2005, the quality of his performance and his value to Newfield.
     Stock Plans. In February 2005, Mr. Trice was awarded 80,000 restricted shares pursuant to Newfield’s 2004 omnibus stock plan. The value of these shares on the date of their award is reflected under “Long-Term Compensation Awards” in the Summary Compensation Table. Also see “—Restricted Stock Awards” above. This action was taken to provide Mr. Trice with further incentive with respect to Newfield’s future performance, to further align his interests with those of Newfield’s stockholders and to reward him for his contribution to Newfield’s performance in 2004.
     This report is submitted on behalf of the Compensation & Management Development Committee.
C. E. (Chuck) Shultz, Chairman
Dennis R. Hendrix
John Randolph Kemp III
J. Michael Lacey
Joseph H. Netherland

Stockholder Return Performance Presentation
     As required by applicable rules of the SEC, the performance graph shown below was prepared based upon the following assumptions:
•	$100 was invested in our common stock, the S&P 500 Index and our “peer group” on December 29, 2000 at the closing price on such date;

•	investment in our peer group was weighted based on the stock market capitalization of each individual company within the peer group at the beginning of the period; and

•	dividends were reinvested on the relevant payment dates.
     Our peer group is composed of Anadarko Petroleum Corporation, Apache Corporation, Cabot Oil & Gas Corporation, Chesapeake Energy Corporation, EOG Resources, Inc., Forest Oil Corporation, Murphy Oil Corporation, Noble Energy, Inc., Pioneer Natural Resources Company, Pogo Producing Company, St. Mary Land & Exploration Company, Stone Energy Corporation, Swift Energy Company, The Houston Exploration Company, and XTO Energy Inc.

Total Return
Analysis	12/29/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/30/2005
Newfield Exploration	$100.00	$74.86	$75.99	$93.89	$124.48	$211.10
Peer Group	$100.00	$79.76	$87.39	$116.61	$153.28	$226.59
S&P500 Index	$100.00	$86.96	$66.64	$84.22	$91.79	$94.55

Audit Committee Report
     The Audit Committee currently consists of the five directors whose names appear below. Each member of the Committee is “independent” as defined in Sections 303.01(B)(2)(a) and 303.01(B)(3) of the NYSE’s listing standards. The primary purposes of the Committee are:
•	appointing, retaining and terminating Newfield’s independent accountants;

•	monitoring the integrity of Newfield’s financial statements and reporting processes and systems of internal control;

•	evaluating the qualifications and independence of Newfield’s independent accountants;

•	evaluating the performance of Newfield’s internal audit function and independent accountants; and

•	monitoring Newfield’s compliance with legal and regulatory requirements.
The Committee performs the specific functions set forth in its charter, which is attached as Appendix A to Newfield’s proxy statement for its 2005 annual meeting of stockholders.
     The Committee held eight meetings in person or by conference telephone during 2005. The meetings were designed to facilitate and encourage communication between the Audit Committee and Newfield’s internal auditors and independent accountants.
     The Committee has reviewed and discussed with Newfield’s management and PricewaterhouseCoopers LLP, Newfield’s independent accountants, the audited financial statements of Newfield included in its annual report on Form 10-K for the year ended December 31, 2005.
     The Committee also has discussed with Newfield’s independent accountants the matters required to be discussed pursuant to SAS 61, 89 and 90, “Codification of Statements on Auditing Standards, Communication with Audit Committees.” The Committee has received and reviewed written disclosures and the letter from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with PricewaterhouseCoopers LLP such independent accountants’ independence. The Committee also has considered whether the provision of non-audit services to Newfield by PricewaterhouseCoopers LLP is compatible with maintaining their independence.
     Based on the review and discussion referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in Newfield’s annual report on Form 10-K for the year ended December 31, 2005 filed with the SEC.
     This report is submitted on behalf of the Audit Committee.
Thomas G. Ricks, Chairman
J. Terry Strange
John R. Kemp, III
Pamela J. Gardner
Juanita F. Romans

Principal Accountant Fees and Services
     Aggregate fees for professional services rendered to us by PricewaterhouseCoopers LLP for the years ended December 31, 2005 and 2004 were:

Category of Service	2004	2005
Audit fees	$1,679,270	$1,585,771
Audit related fees	2,000	2,445
Tax fees	54,230	58,875
All other fees	—	—

Total	$1,735,500	$1,647,091

     The audit fees for both years were for professional services rendered in connection with the audit of our 2004 and 2005 consolidated financial statements, including the statutory audit fee in the U.K. and issuance of comfort letters, consents and assistance with review of various documents filed with the SEC.
     Audit related fees for both years were for licensing fees for access to a technical literature database.
     Tax fees for both years were for services related to tax compliance, including the preparation of tax returns and tax planning advice, transaction cost analysis, international tax structuring and other tax services.
     PricewaterhouseCoopers did not provide us any financial information systems design or implementation services during 2005 and 2004.
     The Audit Committee reviews and pre-approves audit and non-audit services performed by our independent public accountants as well as the fees charged for such services. The Audit Committee may delegate pre-approval authority for such services to one or more members, whose decisions are then presented to the full Audit Committee at its next scheduled meeting. In its review of all non-audit service fees, the Audit Committee considers, among other things, the possible effect of such services on the independence of Newfield’s public accountants.

ITEM 2.
APPROVAL OF FIRST AMENDMENT TO NEWFIELD EXPLORATION COMPANY
2000 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN
     On March 7, 2006, our Board adopted the First Amendment to Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan and directed that the amendment be submitted to our stockholders for approval at the annual meeting. The purposes of the amendment are to increase the value of the restricted stock grants from $30,000 to $75,000 and to increase the total number of shares of our common stock that may be issued under the plan from 100,000 to 200,000. A copy of the amendment is appended to this proxy statement. If the amendment is not approved by our stockholders it will be void and the plan will continue in effect as if the amendment had not been adopted by our Board.
Summary of the Plan
     Set forth below is a summary of the plan. The full text of the plan was filed with the SEC as Exhibit 10.18 to our annual report on Form 10-K for the year ended December 31, 1999.
     Purpose. The purpose of the plan is to enhance our ability to attract and retain qualified persons who are not employees for service as directors and to encourage ownership in our company by such non-employee directors by granting shares of our common stock subject to the restrictions described below.
     Eligibility. Only our non-employee directors are eligible to receive grants under the plan. A non-employee director is a director who is not an employee of our company and was not an employee of our company at any time during the preceding calendar year.
     Awards. Each non-employee director who is in office immediately after an annual meeting of stockholders is granted restricted shares with a market value of $30,000 based on the closing sales price of our common stock on the date of such meeting. In addition, each non-employee director who is appointed by our Board (not in connection with an annual meeting of stockholders) is granted restricted shares with a market value of $30,000 based on the closing sales price of our common stock on the date of appointment. Restrictions on shares granted pursuant to the plan generally lapse on the day immediately preceding the date of the next annual meeting of stockholders following the date of grant. The proposed amendment would increase the market value of the grants from $30,000 to $75,000.
     Shares Available. A total of 72,564 shares of our common stock have been granted and 27,436 shares remain available for grants under the plan. The proposed amendment would increase the number of available shares by 100,000. Any restricted shares that are forfeited are available for future grants. Grants of restricted shares under the plan will be in addition to, and will not replace, any cash or other compensation arrangement available to our non-employee directors. Any individual who has been nominated to be elected or appointed as a director may make an irrevocable written election not to be granted restricted shares. The plan provides for adjustment to the number of restricted shares that may be granted upon a change in our common stock as a result of a stock dividend or split, recapitalization, reorganization, reclassification or other similar change.
     Restrictions. A certificate for restricted shares granted under the plan will be issued in the name of each non-employee director, but the certificate will be held by us for the director’s account. The director will not be entitled to delivery of the certificate and the shares will be subject to transfer restrictions until the day before the next annual meeting of stockholders unless a non-employee director’s directorship terminates due to death or disability, in which case all transfer restrictions on all restricted shares held by such director will lapse. A director will forfeit all rights in restricted shares unless such director remains a non-employee director until the day before the next annual meeting of stockholders. Subject to the foregoing, the director will, commencing on the date of grant, have the rights and privileges of a stockholder as to the restricted shares, including the right to receive dividends and to vote.
     Notwithstanding the foregoing, the transfer restrictions on all restricted shares will lapse as of the effective date of any of the following events: (1) our company is not the surviving entity in any merger or consolidation, (2) we sell, lease or exchange or agree to sell, lease or exchange all or substantially all of our assets to another person or entity or (3) our company is dissolved or liquidated.

     Amendment. Our Board also has the right to amend the plan, but no amendment may be made without the approval of our stockholders if the amendment would (1) materially increase the benefits accruing to participants under the plan, (2) increase the aggregate number of shares of common stock that may be granted under the plan, (3) change the category of directors eligible to receive grants under the plan or (4) extend the maximum period during which grants may be made under the plan. In addition, the plan may not be amended more than once every six months, other than to comply with changes to the Internal Revenue Code, the Employee Retirement Income Security Act of 1974 or the rules thereunder.
     Termination. The plan may be terminated by our Board at any time. Unless sooner terminated, no restricted shares may be issued under the plan after February 10, 2010.
     Federal Income Tax Consequences. A non-employee director who receives a grant of restricted shares and does not elect to recognize income at the time of grant will not recognize taxable income and we will not be entitled to a deduction until the termination of restrictions with respect to such shares Upon the termination of restrictions, such director will recognize taxable ordinary income in an amount equal to the fair market value of our common stock at that time, and we will be entitled to a deduction in the same amount. A director may, however, elect to recognize taxable ordinary income in the year the shares are granted in an amount equal to their fair market value when granted (determined without regard to the restrictions). In that event, we will be entitled to a deduction in the year of grant in the same amount, and any gain or loss recognized by the non-employee director upon subsequent disposition of the shares will be capital gain or loss. Any dividends with respect to shares that are paid or made available to a non-employee director (who has not elected to recognize income on the date of grant) while such shares remain forfeitable are treated as additional compensation taxable as ordinary income to the director and are deductible by us. If the director has made an election to recognize income with respect to the shares on the date of grant, dividends represent ordinary dividend income to the director and are not deductible by us. If the director elects to recognize income on the restricted shares on the date of grant and the director subsequently forfeits the shares, the director is not entitled to a deduction as a consequence of such forfeiture and we must include as ordinary income the amount we previously deducted in the year of grant with respect to the shares.
Plan Benefits
     Eleven of the 13 directors standing for re-election at the annual meeting qualify as non-employee directors. Assuming the amendment is approved by our stockholders at the annual meeting and each non-employee director is re-elected, the following table sets forth the name of each non-employee director who will receive a grant on the date of the annual meeting and the market value (which will be based on the closing sales price of our common stock on the date of the annual meeting) of the restricted shares to be granted to such non-employee director and to the non-employee directors as a group.

Name of Non-Employee Director	Dollar Value
Philip J. Burguieres	$75,000
Pamela J. Gardner	75,000
Dennis R. Hendrix	75,000
John R. Kemp III	75,000
Joseph H. Netherland	75,000
J. Michael Lacey	75,000
Howard H. Newman	75,000
Thomas G. Ricks	75,000
Juanita F. Romans	75,000
C.E. Shultz	75,000
Terry Strange	75,000
Non-employee directors as a group	825,000

ITEM 3.
APPROVAL OF SECOND AMENDMENT TO NEWFIELD EXPLORATION COMPANY
2001 EMPLOYEE STOCK PURCHASE PLAN
     On February 8, 2006, our Board adopted the Second Amendment to Newfield Exploration Company 2001 Employee Stock Purchase Plan and directed that the amendment be submitted to our stockholders for approval at the annual meeting. The purpose of the amendment is to increase the total number of shares of common stock that may be issued under the plan from 400,000 to 1,000,000. A copy of the amendment is appended to this proxy statement. If the amendment is not approved by our stockholders it will be void and the plan will continue in effect as if the amendment had not been adopted by our Board.
Summary of the Plan
     Set forth below is a summary of the plan, as previously amended. The full text of the plan was filed with the SEC as Exhibit 10.19 to our annual report on Form 10-K for the year ended December 31, 1999.
     Purpose. The purpose of the plan is to provide an incentive for our employees to acquire a proprietary interest in our company through the purchase of our common stock.
     Eligibility. Each employee of our company or any present or future parent or subsidiary of our company that has been designated by our Compensation & Management Development Committee as a “participating company” as of a date of grant of options pursuant to the plan is eligible to participate in the plan as of such date. However, an eligible employee may not participate if such employee would own (directly or indirectly) 5% or more of the total combined voting power of our common stock, taking into account options to purchase our common stock.
     Shares Available. A total of 289,941 shares of our common stock have been granted and 110,059 shares are available for grant under the plan. The proposed amendment would increase the number of available shares by 600,000. Shares may be originally issued or reacquired shares, including shares bought on the market or otherwise for purposes of the plan. If an option granted under the plan expires or terminates prior to its exercise in full, the shares subject to the option may again be subject to an option granted under the plan. The number of shares that may be purchased pursuant to the plan is subject to adjustment if our common stock is changed as a result of a stock dividend or split, recapitalization, reorganization, reclassification or other similar change. Upon any such event, the maximum number of shares that may be subject to an option, and the number and purchase price of shares subject to options outstanding under the plan, will be adjusted accordingly.
     Participation. An eligible employee may elect to participate in the plan on the first day of each January and July that occurs prior to December 31, 2010, by designating a percentage of such employee’s eligible compensation to be deducted for each pay period. The designated percentage may not be less than 2% nor more than 10%. An eligible employee may participate in the plan only by means of payroll deduction. No employee will be granted an option under the plan that permits such employee’s rights to purchase common stock to accrue at a rate that exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding. Unless an employee’s payroll deductions are withdrawn (as described below), the aggregate payroll deductions credited to the employee’s account will be used to purchase shares of our common stock at the end of the six-month period beginning on a date of grant (an option period); provided, however, that the maximum number of shares of our common stock that may be purchased by a participant under any option may not exceed 6,000 (subject to adjustment upon a change in our common stock). The per share purchase price is 85% of the lesser of the fair market value of our common stock on the date of grant or on the last day of the option period (the date of exercise). For all purposes under the plan, the fair market value of a share of our common stock on a particular date is equal to the closing sales price on that date. Payroll deductions are included in our general funds free of any trust or other arrangement and may be used for any corporate purpose. No interest is paid or credited to any participant.
     Changes in and Withdrawal of Payroll Deductions. A participant may not increase the rate of deduction during an option period. A participant may, however, reduce the rate of his or her payroll deduction at any time during an option period to a specific percentage not less than 2% of eligible compensation. Such reduction is irrevocable. A participant also may withdraw in whole from the plan, but not in part, at any time prior to the date of exercise relating to a particular option period. Upon withdrawal, we will refund to the participant the amount of the participant’s unused payroll deductions, and thereafter the participant’s payroll deduction authorization and interest in unexercised options under the plan will terminate.
     Delivery of Shares. As soon as practicable after each date of exercise, we deliver to each participant a certificate for the number of whole shares purchased by such participant.
     Termination of Employment; Leaves of Absence. Except as described below, if the employment of a participant terminates for any reason, then the participant’s participation in the plan will cease and we will refund the amount of such participant’s unused payroll deductions. If the employment of a participant terminates after such participant has attained age 65 or due to death or permanent disability, the participant, or the participant’s personal representative, as applicable, may elect either to (1) withdraw all of the accumulated unused payroll deductions credited to the participant’s account or (2) exercise the participant’s option for the purchase of our common stock. The per share purchase price will be 85% of the lesser of the fair market value of our common stock on the effective date of such election or on the date of grant. If we do not timely receive such election, the participant or personal representative will automatically be deemed to have elected the first alternative.
     During a paid leave of absence approved by us and meeting Internal Revenue Service regulations, a participant’s elected payroll deductions will continue. A participant may not contribute to the plan during an unpaid leave of absence. If a participant takes an unpaid leave of absence that is approved by us and meets Internal Revenue Service regulations, then such participant’s payroll deductions that were made prior to such leave may remain in the plan and be used to purchase common stock on the next date of exercise. If a participant takes a leave of absence not described above, then the participant will be considered to have withdrawn from the plan.
     Restriction Upon Assignment of Option. An option granted under the plan may not be transferred other than by will or the laws of descent and distribution. Each option is exercisable, during the employee’s lifetime, only by the employee to whom granted.
     Administration, Amendments and Termination. The plan is administered and interpreted by a committee appointed from time to time by our Board. The plan may be amended from time to time by our Board provided that no change in any option previously granted may be made that would impair the rights of a participant without the consent of such participant. Our Board may in its discretion terminate the plan at any time with respect to any common stock for which options have not been granted. Unless sooner terminated, the plan will terminate on December 31, 2010.
     Merger, Consolidation or Liquidation. If our company is not the survivor in any merger or consolidation (or survives only as a subsidiary of another entity), or if our company is to be dissolved or liquidated, then, unless a surviving entity assumes or substitutes new options (within the meaning of Section 424(a) of the Internal Revenue Code) for all options then outstanding, (1) the date of exercise for all options then outstanding will be accelerated to a date fixed by the committee administering the plan that is prior to the effective date of such merger or consolidation or such dissolution or liquidation, (2) a participant may make a lump-sum deposit prior to the date of exercise in lieu of the remaining payroll deductions that otherwise would have been made and (3) upon such effective date, any unexercised options will expire and we will promptly refund to each participant the amount of such participant’s payroll deductions under the plan that have not yet been otherwise returned or used upon exercise of options.
     Federal Income Tax Consequences to Participants. A participant’s payroll deductions to purchase our common stock are made on an after-tax basis. There is no tax liability to the participant when shares of our common stock are purchased pursuant to the plan. The participant may, however, incur tax liability upon disposition (including by way of gift) of the shares acquired under the plan. The participant’s U.S. federal income tax liability will depend on whether the disposition is a qualifying disposition, or a disqualifying disposition as described below.
     If a qualifying disposition of the shares is made by the participant (i.e., a disposition that occurs more than two years after the first day of the option period in which the shares were purchased), or in the event of death (whenever occurring) while owning the shares, the participant will recognize in the year of disposition (or, if earlier, the year of the participant’s death) ordinary income in an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of disposition (or death) over the amount paid for the shares under the option or (2) 15% of the fair market value of the shares at the date of grant (the beginning of the option period).

     Upon the sale of the shares, any amount realized in excess of the ordinary income recognized by the participant will be taxed to the participant as a long-term capital gain. If the shares are sold at less than the purchase price under the option, then there will be no ordinary income. Instead, the participant will have a capital loss equal to the difference between the sales price and the purchase price paid under the option.
     If a disqualifying disposition of the shares is made (i.e., a disposition (other than by reason of death) within two years after the first day of the option period in which the shares were purchased), the participant generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the date of exercise over the purchase price paid for the shares under the option (even if no gain is realized on the sale or if a gratuitous transfer is made). Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
     Federal Income Tax Consequences to Us. We will be entitled to a deduction only if the participant makes a disqualifying disposition of any shares purchased under the plan. In such case, we can deduct as compensation expense the amount that is ordinary income to the participant, subject to certain limitations.
Plan Benefits
     Since participation in the plan is voluntary and we are unable to predict the future value of our common stock, we cannot currently determine the amounts that will be received in the future by the participants in the plan. The table below sets forth for the indicated persons the number of shares of our common stock purchased by such persons pursuant to the plan during 2005 and the purchase price of such shares.

	Number
	of	Purchase
Name and Position	Shares	Price
David A. Trice, Chairman, President and Chief Executive Officer	694	$20,261
David F. Schaible, Executive Vice President–Operations and Acquisitions	842	24,517
Elliot Pew, Executive Vice President–Exploration	780	22,755
Terry W. Rathert, Senior Vice President, Chief Financial Officer and Secretary	802	23,335
William D. Schneider, Vice President–International	657	19,126
Executive officers as a group	6,739	201,591
Employees (other than executive officers) as a group	49,192	1,444,050

ITEM 4.
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
     The Audit Committee of our Board appointed PricewaterhouseCoopers LLP, independent public accountants, to audit our consolidated financial statements for the year ending December 31, 2006. We are advised that no member of PricewaterhouseCoopers has any direct or material indirect financial interest in our company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee.
     If the appointment is not ratified, the Audit Committee of our Board will consider the appointment of other independent accountants. A representative of PricewaterhouseCoopers is expected to be present at the annual meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.
OTHER BUSINESS
     Our Board does not know of any other matters that are to be presented for action at the meeting. If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.
STOCKHOLDER PROPOSALS
     Any stockholder who desires to submit a proposal for inclusion in the proxy material for presentation at our 2007 annual meeting of stockholders must forward the proposal to our Secretary, at the address indicated on the cover page of this proxy statement, so that our Secretary receives it no later than November 14, 2006. Any notice of a proposal to be considered at our 2007 annual meeting of stockholders also should be submitted to our Secretary. Any such notice will be considered untimely if not received by our Secretary on or before January 31, 2007.
By order of the Board of Directors,

Terry W. Rathert
Secretary
March 14, 2006

Appendix A
FIRST AMENDMENT TO
NEWFIELD EXPLORATION COMPANY
2000 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN
          WHEREAS, Newfield Exploration Company (the “Company”) has heretofore adopted the Newfield Exploration Company 2000 Non-Employee Director Restricted Plan (the “Plan”); and
          WHEREAS, the Company desires to amend the Plan;
          NOW, THEREFORE, the Plan shall be amended as follows:
          1. The first sentence of Paragraph V of the Plan shall be deleted in its entirety and replaced with the following sentence:
     “The aggregate number of shares of Stock that may be issued under the Plan may not exceed 200,000 shares.”
          2. Paragraph VI(a) of the Plan shall be deleted in its entirety and replaced with the following:
(a)	“Annual Issuance of Restricted Shares. Subject to the limitation of the number of shares of Stock set forth in Paragraph V, (i) as of the date of the annual meeting of the stockholders of the Company in each year that the Plan is in effect as provided in Paragraph VIII hereof, each Non-Employee Director who is in office immediately after such meeting shall receive, without the exercise of the discretion of any person or persons, a number of Restricted Shares determined by dividing (y) $75,000 by (z) the Fair Market Value on the date of the annual meeting of stockholders, rounded down to the nearest whole number, subject to the terms set forth below, and (ii) each Non-Employee Director who is appointed to the Board by the Board for the first time after the 2000 annual meeting of stockholders (and not in connection with an annual meeting of stockholders) shall receive, without the exercise of the discretion of any persons or person, a number of Restricted Shares determined by dividing (y) $75,000 by (z) the Fair Market Value on the effective date of his/her appointment as a director, rounded down to the nearest whole number, effective as of his/her date of appointment as a director, subject to the terms set forth below. Any nominee Non-Employee Director may make an irrevocable written election in advance of election or appointment to the Board not to receive a grant of Restricted Shares pursuant to this Paragraph VI(a).”
          3. This First Amendment shall be submitted to the stockholders of the Company for approval at the Company’s 2006 Annual Meeting of Stockholders.
          4. This First Amendment shall be effective upon its approval by the stockholders of the Company at the Company’s 2006 Annual Meeting of Stockholders. If this First Amendment is not so approved, it shall be void and of no further force or effect.
A-1

Appendix B
SECOND AMENDMENT TO
NEWFIELD EXPLORATION COMPANY
2001 EMPLOYEE STOCK PURCHASE PLAN
     WHEREAS, Newfield Exploration Company (the “Company”) has heretofore adopted the Newfield Exploration Company 2001 Employee Stock Purchase Plan, as amended by the First Amendment thereto (the “Plan”); and
WHEREAS, the Company desires to amend the Plan;
     NOW, THEREFORE, the Plan shall be amended as follows:
     1. The first sentence of Section 6 of the Plan shall be deleted in its entirety and replaced with the following sentence:
“Subject to the provisions of the first paragraph of Section 13 (to the extent that the matters covered thereby occur after February 8, 2006), the aggregate number of shares that may be sold pursuant to options granted under the Plan shall not exceed 1,000,000 shares of Stock, which shares may be unissued shares or reacquired shares, including shares bought on the market or otherwise for purposes of the Plan.”
     2. This Second Amendment shall be submitted to the stockholders of the Company for approval at the Company’s 2006 Annual Meeting of Stockholders.
     3. This Second Amendment shall be effective upon its approval by the stockholders of the Company at the Company’s 2006 Annual Meeting of Stockholders. If this Second Amendment is not so approved, it shall be void and of no further force or effect.
B-1

ANNUAL MEETING OF STOCKHOLDERS OF
NEWFIELD EXPLORATION COMPANY
May 4, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ITEMS:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Item 1.	The Board of Directors has nominated the persons listed below to serve as directors until 2007.

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	David A. Trice David F. Schaible
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	Howard H. Newman Thomas G. Ricks
		¡	Dennis R. Hendrix
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡	C. E. (Chuck) Shultz Philip J. Burguieres
		¡	John Randolph Kemp III
		¡	J. Michael Lacey
		¡	Joseph H. Netherland
		¡	J. Terry Strange
		¡	Pamela J. Gardner
		¡	Juanita F. Romans

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee with respect to whom you wish to withhold your vote as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Item 2.	Approval of First Amendment to Newfield Exploration Company 2000 Non-employee Director Restricted Stock Plan	FOR ☐	AGAINST ☐	ABSTAIN ☐

Item 3.	Approval of Second Amendment to Newfield Exploration Company 2001 Employee Stock Purchase Plan	☐	☐	☐

Item 4.	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Accountants	☐	☐	☐

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.
I plan to attend the meeting.   ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

NEWFIELD EXPLORATION COMPANY
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
May 4, 2006
PROXY
This Proxy is Solicited on Behalf of the Board of Directors of Newfield Exploration Company
     The undersigned hereby appoints David A. Trice, Terry W. Rathert and C. William Austin, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of Newfield Exploration Company Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Newfield Exploration Company to be held in Houston, Texas, on Thursday, May 4, 2006 at 11:00 A.M., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.
     Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.
(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF
NEWFIELD EXPLORATION COMPANY
May 4, 2006
PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible. If the envelope is missing, please address your completed proxy card to Newfield Exploration Company, c/o American Stock Transfer & Trust Company, 59 Maiden Lane, New York, N.Y. 10273-0923.
- OR -
TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up UNTIL 11:59 PM Eastern Daylight Time the day before the meeting date.
â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â

THE BOARD OF DIRECTORS RECOMMENDS AVOTE FOR EACH OF THE ITEMS:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

Item 1.	The Board of Directors has nominated the persons listed below to serve as directors until 2007.

NOMINEES:
☐	FOR ALL NOMINEES	¡	David A. Trice
		¡	David F. Schaible
☐	WITHHOLD AUTHORITY	¡	Howard H. Newman
	FOR ALLNOMINEES	¡	Thomas G. Ricks
		¡	Dennis R. Hendrix
☐	FOR ALL EXCEPT	¡	C. E. (Chuck) Shultz
	(See instructions below)	¡	Philip J. Burguieres
		¡	John Randolph Kemp III
		¡	J. Michael Lacey
		¡	Joseph H. Netherland
		¡	J. Terry Strange
		¡	Pamela J. Gardner
		¡	Juanita F. Romans

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee with respect to whom you wish to withhold your vote as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
Item 2.	Approval of First Amendment to Newfield Exploration Company 2000 Non-employee Director Restricted Stock Plan	☐	☐	☐

Item 3.	Approval of Second Amendment to Newfield Exploration Company 2001 Employee Stock Purchase Plan	☐	☐	☐

Item 4.	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Accountants	☐	☐	☐

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

I plan to attend the meeting.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.